Exhibit 21.1

SUBSIDIARIES OF GRANDPARENTS.COM, INC

Name	Jurisdiction

American Grandparents Association LLC	Florida
Grandparents Insurance Solutions LLC	Florida
Grand Card LLC	Florida
Grand Inspiration LLC	Florida
GrandCorps LLC	Florida
Grandcorp Inc	Delaware